Exhibit 10.53


                        LINE OF CREDIT PROMISSORY NOTE


$1,500,000                                                        July 3, 2001


            FOR VALUE RECEIVED, HEARTLAND TECHNOLOGY, INC. (the "Borrower"), hereby unconditionally promises to pay to the order of HEARTLAND PARTNERS, L.P. and CMC HEARTLAND PARTNERS (collectively, the "Payee") at the office of the Payee in lawful money of the United States of America on demand in immediately available funds, the principal amount of the lesser of $1,500,000 or such principal amount of unpaid advances from Payee as is then outstanding. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding from the date of borrowing until the principal amount is paid in full at a fixed rate of interest equal to thirteen percent (13%), calculated on the basis of a 360 day year for the number of days actually elapsed.
Interest shall be payable in arrears at maturity. The Borrower shall be permitted to borrow, repay and reborrow funds under this Note.

            All sums due hereunder shall, automatically, without further action, become immediately due and payable, upon the occurrence of any of the following events (each, an "Event of Default"):

            (1) a receiver, liquidator or trustee of the Borrower or of any property of the Borrower shall be appointed by court order and such order shall remain unstayed and in effect for more than 60 days; or the Borrower shall be adjudged bankrupt or insolvent; or any of the property of the Borrower shall be restrained, attached or sequestered by court order of become subject to any levy of any court and such order shall remain unstayed and in effect from more than 60 days; or a petition to reorganize the Borrower under any bankruptcy, reorganization, arrangement, moratorium, or insolvency law or code or other debtor relief proceedings shall be filed against the Borrower and shall not be dismissed within 60 days after such filing or an order for relief shall be entered against the Borrower (in being understood that for the purposes of Paragraphs (1), (2), (3), (4) and (5), the term the "Borrower" includes any "significant subsidiary" of the Borrower as that term is defined by the Securities and Exchange Commission);

            (2) the Borrower shall file a petition in voluntary bankruptcy or requesting relief under any provision of any bankruptcy, reorganization, or insolvency law or shall consent to the filing of any petition against it under any such law or code;

            (3) the Borrower shall make an assignment for the benefit of its creditors or consent to the appointment of a receiver, trustee, or liquidator of the Borrower or of all or any part of the property of the Borrower;

            (4) the Borrower shall be dissolved or liquidated or the existence of the Borrower shall terminate except pursuant to a merger pursuant to which the Obligations become obligations of the surviving entity; or

            (5) any seizure, vesting, or intervention by or under the authority of any governmental agency by which the management of the Borrower is displaced or its authority in the conduct of its business is curtailed shall occur.



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            THE  BORROWER  WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY  ACTION,
PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS NOTE, ANY LOAN DOCUMENT TO WHICH IT IS A PARTY OR UNDER ANY OTHER DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH THIS NOTE, AND AGREES THAT ANY SUCH ACTION, PROCEEDING OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

            This Note shall be governed by the substantive laws of the State of Illinois.

                              HEARTLAND TECHNOLOGY, INC.



                              By:    _______________________________
                              Title: _______________________________










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